JEFFERSON NATIONAL LIFE INSURANCE COMPANY
                                  Dallas, Texas
          Administrative Office: 9920 Corporate Campus Dr., Suite 1000,
                              Louisville, KY 40223



                                   ENDORSEMENT



The contract to which this endorsement is attached is hereby amended as follows:



The ALLOCATION GUIDELINES provision is modified by deleting the sentence "Owners are limited to 15 Sub-accounts at any one time." This provision will now read as follows:

ALLOCATION GUIDELINES.
   1. The Owner can select all investment options, including Sub-Accounts of the Variable Account, the MVA Account and the Fixed Account Options.
   2. If the Purchase Payments and forms required to issue a Contract are in good order, the initial Purchase Payment will be credited to the Contract within two (2) business days after receipt at the Administrative Office. Additional Purchase Payments will be credited to the contract as of the Valuation Period when they are received.
   3. Allocation percentages must be in whole numbers. Each allocation must be at least 1%.
   4. The minimum amount which must be allocated for any of the Guarantee Periods in the MVA Account is $2,000. The Company reserves the right to change this minimum in the future.





IN WITNESS WHEREOF, The Company has caused this endorsement to be executed at its Administrative Office in Louisville, Kentucky.



              [GRAPHIC OMITTED]
                  Secretary